UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POWIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	87-0455378
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
20550 SW 115th Ave. Tualatin, OR	97062
(Address of Principal Executive Offices)	(Zip Code)

RESTRICTED STOCK AWARD AGREEMENT

(Title of the Plan)

Mike Wietecki, Esq.
Corporate Secretary/General Counsel
Powin Energy Corporation
20550 SW 115th Ave.
Tualatin, OR 97062

 (503) 598-6659
(Name, address, and telephone number of agent for service)

Copies to:

Robert C. Laskowski
 Law Office
520 SW Yamhill, Suite 600
Portland, Oregon 97204-1329
(503) 241-0780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share to be issued under the Restricted Stock Award Agreement	1,469,000 shares	$1.35(a)	$1,983,150	$292.85
(a)
Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the closing price of the Registrant's Common Stock on the OTC QB on  December 13, 2016.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part 1 of this Registration Statement on Form S-8 is not being filed with or included herein, by incorporation by reference or otherwise, in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

(a)          Company's Annual Report on Form 10-K for year ended December 31, 2015, filed the Commission on April 4, 2016.

(b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report referred to in (a) above, including the registrant’s  14C Information Statement filed with the Commission on September 8, 2016 and the registrant’s current reports on Form 8-K during such period.

All documents filed by the Company subsequent to those listed in Item 3(a)-(b) above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion or any future annual or quarterly report to stockholders or document or current report furnished under Items 2.20, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

In addition to any rights of indemnification that may be granted to directors and officers under the Nevada Business Corporation Act, as amended, the Bylaws ("Bylaws") grant the registrant broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

The Bylaws require the indemnification of an officer or director made or threatened to be made a party to a proceeding because such person is or was an officer or director of the registrant against certain liabilities and expenses if:  (i) the officer or director acted in good faith; (ii) the officer or director reasonably believed the actions were in or not opposed to the registrant's best interest; and (iii) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe that the conduct was unlawful.  In the case of any proceeding by or in the right of the registrant, an officer or director is entitled to indemnification to the fullest extent permitted by law if the officer or director acted in good faith and in a manner the officer or director reasonably believed was in or not opposed to the registrant's best interest.

An officer or director is generally not entitled to indemnification:  (i) in connection with any proceeding charging improper personal benefit to the officer or director in which the officer or director is adjudged liable on the basis that personal benefit was improperly received; or (ii) in connection with any proceeding initiated by such person against the registrant, its directors, officers, employees, or other agents.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Number	Description

5.1	Opinion and consent of Robert C. Laskowski, Law Office, regarding the legality of the shares of common stock of the Registrant being offered hereby (filed herewith).

10.1	Powin Energy Corporation Restricted Stock Award Agreement ( filed herewith)

23.1	Consent of Anton & Chia, LLP (filed herewith)

23.2	Consent of Robert C. Laskowski, Law Office (included in Exhibit 5.1 and filed herewith)

24.1	Powers of Attorney of Directors and Officers (included on signature page and filed herewith)

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease  in the number of shares offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than a20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that

 (A)          Paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)          Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by references in the registration statement, or is contained in a form prospectus field pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tualatin, OR, on December 13, 2016.

POWIN ENERGY CORPORATION

By:/s/ Geoffrey L. Brown
----------------------------------
Geoffrey L. Brown
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints  Geoffrey L. Brown  his true and lawful attorney-in-fact and agent, with full power of substitution for him, in his name and stead,  in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement for the purposes of registering the shares allocated to the Powin Energy Corporation Restricted Stock Award Agreement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that each such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this registration statement has been signed by  the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Geoffrey L. Brown	President and Director	December 13, 2016
Geoffrey L. Brown

/s/ Joseph Lu	Chief Executive Officer
Joseph Lu	and Director	December 13, 2016

/s/ Virgil Beaston	Chief Technology Officer	December 13, 2016
Virgil Beaston	and Director

/s/ Jim Osterman	Director	December 13, 2016
Jim Osterman

/s/ Xin Luo	Director	December 13, 2016
Xin Luo

/s/ Xilong Zhu	Director	December 13, 2016
Xilong Zhu

/s/ David Hogg	Director	December 13, 2016
David Hogg